BlackRock Funds II
BlackRock Inflation Protected Bond Portfolio
(the "Fund")

77D(g)

Policies with respect to security investments

Effective October 15, 2015, the following changes were made to the Fund's Summary Prospectus and Prospectus, as applicable:

The section of the Summary Prospectus captioned "Key Facts About
BlackRock Inflation Protected Bond Portfolio - Principal
Investment Strategies of the Fund" and the section of the Prospectus captioned "Fund Overview - Key Facts About BlackRock
Inflation Protected Bond Portfolio - Principal Investment
Strategies of the Fund" were amended to add the following:

The Fund may seek to provide exposure to the investment returns of real assets that trade in the commodity markets through investment in commodity-linked derivative instruments and investment vehicles such as exchange traded funds that exclusively invest in commodities and are designed to provide this exposure without direct investment in physical commodities. The Fund may also gain exposure to commodity markets by investing up to 25% of its total assets in the Subsidiary, a wholly owned subsidiary of the Fund formed in the Cayman Islands, which invests primarily in commodity-related instruments.

The section of the Summary Prospectus captioned "Key Facts About BlackRock Inflation Protected Bond Portfolio - Principal Risks of Investing in the Fund" and the section of the Prospectus captioned "Fund Overview - Key Facts About BlackRock Inflation Protected Bond Portfolio - Principal Risks of Investing in the Fund" were amended to add the following:


..
Commodities Related Investments Risks - Exposure to the commodities markets may subject the Fund to greater volatility than investments in traditional securities. The value of commodity-linked derivative investments may be affected by changes in overall market movements, commodity index volatility, changes in interest rates, or sectors affecting a particular industry or commodity, such as drought, floods, weather, embargoes, tariffs and international economic, political and regulatory developments.



..
Subsidiary Risk - By investing in the Subsidiary, the Fund is indirectly exposed to the risks associated with the Subsidiary's investments. The commodity-related instruments held by the Subsidiary are generally similar to those that are permitted to be held by the Fund and are subject to the same risks that apply to similar investments if held directly by the Fund (see "Commodities
Related Investment Risks" above). There can be no assurance that the investment objective of the Subsidiary will be achieved. The Subsidiary is not registered under the Investment Company Act, and, unless otherwise noted in this prospectus, is not subject to all the investor protections of the Investment Company Act. However, the Fund wholly owns and controls the Subsidiary, and the Fund and the Subsidiary are both managed by BlackRock, making it unlikely that the Subsidiary will take action contrary to the interests of the Fund and its shareholders. Changes in the laws of the United States and/or the Cayman Islands could result in the inability of the Fund and/or the Subsidiary to operate as described in this prospectus and the Statement of Additional Information ("SAI") and could adversely affect the Fund.

In late July 2011, the Internal Revenue Service suspended the granting of private letter rulings that concluded that the income and gain generated by a registered investment company's investments in commodity-linked notes, and the income generated from investments in controlled foreign subsidiaries that invest in physical commodities and/or commodity-linked derivative instruments, would be
"qualifying income" for regulated investment company qualification purposes. As a result, there can be no assurance that the Internal Revenue Service will treat such income and gain as "qualifying income." If the Internal Revenue Service makes an adverse determination relating to the treatment of such income and gain, the Fund will likely need to change its investment strategies, which could adversely affect the Fund.

The section of the Prospectus captioned "Details about the Funds
- How Each Fund Invests - Inflation Protected Bond Portfolio -
Principal Investment Strategies" was amended to add the following:

The Fund may seek to provide exposure to the investment returns of real assets that trade in the commodity markets through investment in commodity-related instruments and investment vehicles such as exchange traded funds that invest exclusively in commodities and are designed to provide this exposure without direct investment in physical commodities. The Fund may also gain exposure to commodity markets by investing in BlackRock Cayman Inflation Protected Bond Portfolio, Ltd. (the "Subsidiary"). The Subsidiary invests primarily in commodity-related instruments. The Subsidiary may also hold cash and invest in other instruments, including fixed income securities, either as investments or to serve as margin or collateral for the Subsidiary's derivative positions. BlackRock is the manager of the Subsidiary. The Subsidiary (unlike the Fund) may invest without limitation in commodity-related instruments. However, the Subsidiary is otherwise subject to the same fundamental, non-fundamental and certain other investment restrictions as the Fund. The Fund will limit its investments in the Subsidiary to 25% of its total assets.

The Subsidiary is managed pursuant to compliance policies and procedures that are the same, in all material respects, as the policies and procedures adopted by BlackRock Funds II (the "Trust"). As a result, BlackRock, in managing the Subsidiary's portfolio, is subject to the same investment policies and restrictions that apply to the management of the Fund, and, in particular, to the requirements relating to portfolio leverage, liquidity, brokerage, and the timing and method of the valuation of the Subsidiary's portfolio investments and shares of the Subsidiary. These policies and restrictions are described in detail in the Statement of Additional Information ("SAI"). The Chief Compliance Officer of the Trust oversees implementation of the Subsidiary's policies and procedures, and makes periodic reports to the Board of Trustees (the "Board") regarding the Subsidiary's compliance with its policies and procedures. The Fund and Subsidiary test for compliance with certain investment restrictions on a consolidated basis, except that with respect to its investments in certain securities that may involve leverage, the Subsidiary complies with asset segregation requirements to the same extent as the Fund.

BlackRock provides investment management and other services to the Subsidiary. BlackRock does not receive separate compensation from the Subsidiary for providing it with investment management or administrative services. However, the Fund pays BlackRock based on the Fund's assets, including the assets invested in the Subsidiary. The Subsidiary will also enter into separate contracts for the provision of advisory, custody, transfer agency, accounting agent and audit services with the same or with affiliates of the same service providers that provide those services to the Fund.

The financial statements of the Subsidiary will be consolidated with the Fund's financial statements in the Fund's Annual and Semi-Annual Reports. The Fund's Annual and Semi-Annual Reports are distributed to shareholders, and copies of the reports are provided without charge upon request as indicated on the back cover of this prospectus. Please refer to the SAI for additional information about the organization and management of the Subsidiary.

The section of the Prospectus captioned "Details about the Funds
- How Each Fund Invests - Investment Risks - Principal Risks of
Investing in a Fund" was amended to add the following:


..
Commodities Related Investments Risks (Inflation Protected
Bond Portfolio) - Exposure to the commodities markets may subject the Fund to greater volatility than investments in traditional securities. The value of commodity-linked derivative investments may be affected by changes in overall market movements, commodity index volatility, changes in interest rates, or sectors affecting a particular industry or commodity, such as drought, floods, weather, embargoes, tariffs and international economic, political and regulatory developments.




..	Subsidiary Risk (Inflation Protected Bond Portfolio) - By
investing in the Subsidiary, the Fund is indirectly exposed to the risks associated with the Subsidiary's investments. The commodity-related instruments held by the Subsidiary are generally similar to those that are permitted to be held by the Fund and are subject to the same risks that apply to similar investments if held directly by the Fund (see "Commodities Related Investment
Risks" above). There can be no assurance that the investment objective of the Subsidiary will be achieved.
The Subsidiary is not registered under the Investment
Company Act, and, unless otherwise noted in this prospectus, is not subject to all the investor protections of the Investment Company Act. However, the Fund wholly owns and controls the Subsidiary, and the Fund and the Subsidiary are both managed by BlackRock, making it unlikely that the Subsidiary will take action contrary to the interests of the Fund and its shareholders. The Board has oversight responsibility for the investment activities of the Fund, including its investment in the Subsidiary, and the Fund's role as sole shareholder of the Subsidiary.
The Subsidiary is subject to the same investment restrictions and limitations, and follows the same compliance policies and procedures, as the Trust. Changes in the laws of the United States and/or the Cayman Islands could result in the inability of the Fund and/or the Subsidiary to operate as described in this prospectus and the SAI and could adversely affect the Fund. For example, the Cayman Islands does not currently impose any income, corporate or capital gains tax, estate duty, inheritance tax, gift tax or withholding tax on the Subsidiary. If
Cayman Islands law changes such that the Subsidiary must pay Cayman Islands taxes, Fund shareholders would likely suffer decreased investment returns.

..	In addition, in late July 2011, the Internal Revenue
Service suspended the granting of private letter rulings that concluded that the income and gain generated by a registered investment company's investments in commodity-linked notes, and the income generated from investments in controlled foreign subsidiaries that invest in physical commodities and/or commodity-linked derivative instruments, would be "qualifying income" for regulated investment company qualification purposes. As a result, there can be no assurance that the Internal Revenue
Service will treat such income and gain as "qualifying income." If the Internal Revenue Service makes an adverse determination relating to the treatment of such income and gain, the Fund will likely need to change its investment strategies, which could adversely affect the Fund.

The section in the Prospectus captioned "Management of the Funds
- BlackRock" was amended to add the following:

As discussed above, the Inflation Protected Bond Portfolio intends to gain exposure to commodities markets by investing in the Subsidiary. BlackRock provides investment management and other services to the Subsidiary. BlackRock does not receive separate compensation from the Subsidiary for providing it with investment management or administrative services. However, the Inflation Protected Bond Portfolio pays BlackRock based on the Fund's assets, including the assets in the Subsidiary.

The section in the Prospectus captioned "Management of the Funds
- Dividends, Distributions and Taxes" was amended to add the following:

The Subsidiary will not be subject to Federal income tax. It will, however, be considered a controlled foreign corporation, and the Inflation Protected Bond Portfolio will be required to include as income annually amounts earned by the Subsidiary during that year. Gains from the sales of investments by the Subsidiary will not be eligible for capital gains treatment but instead will be treated as ordinary income when included in income by the Inflation Protected Bond Portfolio. Furthermore, the Inflation Protected Bond Portfolio will distribute net investment income, if any, and net realized capital gain, if any, at least annually, on such Subsidiary income, whether or not the Subsidiary makes a distribution to the Fund during the taxable year.

Effective October 15, 2015, the following changes were made to the Fund's Statement of Additional Information:

The chart listing investments and investment strategies in the section entitled "I. Investment Objectives and Policies" was supplemented as follows with respect to the Fund:

Commodity-Linked Derivative Instruments and Hybrid Instruments X
   Qualifying Hybrid Instruments                               X
   Hybrid Instruments Without Principal Protection             X
   Limitations on Leverage                                     X
   Counterparty Risk                                           X

The section entitled "I. Investment Objectives and Policies -
Additional Information on Investment Strategies - Inflation
Protected Bond Portfolio" was amended to add the following:

The Inflation Protected Bond Portfolio's primary vehicle for gaining exposure to the commodities markets is expected to be through investments in the BlackRock Cayman Inflation Protected Bond Portfolio, Ltd. (the "Subsidiary"), a wholly owned subsidiary of the Inflation Protected Bond Portfolio formed in the Cayman Islands, which invests primarily in commodity-related instruments. The Subsidiary may also hold cash and invest in other instruments, including fixed income securities, either as investments or to serve as margin or collateral for the Subsidiary's derivative positions.

    Investments in the Subsidiary. The Inflation Protected Bond Portfolio may invest up to 25% of its total assets in the shares of its wholly-owned and controlled Subsidiary. Investments in the Subsidiary are expected to provide the Inflation Protected Bond Portfolio with exposure to the commodity markets within the limitations of Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"), and recent Internal Revenue Service (the "IRS") revenue rulings, as discussed below. The Subsidiary is advised by the Manager. The Subsidiary (unlike the Inflation Protected Bond Portfolio) may invest without limitation in commodity-related instruments. However, the Subsidiary is otherwise subject to the same fundamental, non-fundamental and certain other investment restrictions as the Inflation Protected Bond Portfolio, including the timing and method of the valuation of the Subsidiary's portfolio investments and shares of the Subsidiary. The Subsidiary is managed pursuant to compliance policies and procedures that are the same, in all material respects, as the policies and procedures adopted by the Trust. The Subsidiary is a company organized under the laws of the Cayman Islands, and is overseen by its own board of directors, which is comprised of John M. Perlowski, a Trustee, President and Chief Executive Officer of the Trust and Neal J. Andrews, Chief Financial Officer of the Trust. The Inflation Protected Bond Portfolio is the sole shareholder of the Subsidiary, and shares of the Subsidiary will not be sold or offered to other investors.

The Subsidiary invests primarily in commodity-related instruments. Although the Inflation Protected Bond Portfolio may enter into these commodity-related instruments directly, the Inflation Protected Bond Portfolio will likely gain exposure to these commodity-related instruments indirectly by investing in the Subsidiary. To the extent that BlackRock believes that these commodity-related instruments provide suitable exposure to the commodities market, the Inflation Protected Bond Portfolio's investment in the Subsidiary will likely increase. The Subsidiary may also hold cash and invest in other instruments, including fixed income securities, either as investments or to serve as margin or collateral for the Subsidiary's derivative positions.

The Manager manages the assets of the Subsidiary, but receives no additional compensation for doing so. BlackRock also provides certain administrative services for the Subsidiary, but receives no additional compensation for doing so. The Subsidiary will also enter into separate contracts for the provision of advisory, custody, transfer agency, accounting agent and audit services with the same or with affiliates of the same service providers that provide those services to the Inflation Protected Bond Portfolio.

The financial statements of the Subsidiary will be consolidated with the Inflation Protected Bond Portfolio's financial statements in the Inflation Protected Bond Portfolio's Annual and Semi-Annual Reports. The Inflation Protected Bond Portfolio's Annual and Semi-Annual Reports are distributed to shareholders. Copies of the Inflation Protected Bond Portfolio's Annual Report are provided without charge upon request as indicated on the front cover of this SAI.

The Subsidiary is not registered under the Investment Company Act, and, unless otherwise noted in the Inflation Protected Bond Portfolio's prospectus or this SAI, is not subject to all the investor protections of the Investment Company Act. However, the Inflation Protected Bond Portfolio wholly owns and controls the Subsidiary, and the Inflation Protected Bond Portfolio and the Subsidiary are both managed by BlackRock, making it unlikely that the Subsidiary will take action contrary to the interests of the Inflation Protected Bond Portfolio and its shareholders. The Trust's Board of Trustees has oversight responsibility for the investment activities of the Inflation Protected Bond Portfolio, including its investment in the Subsidiary, and the Inflation Protected Bond Portfolio's role as sole shareholder of the Subsidiary. As noted above, the Subsidiary will be subject to the same investment restrictions and limitations as the Trust. The Subsidiary is managed pursuant to compliance policies and procedures that are the same, in all material respects, as the policies and procedures adopted by the Trust. In addition, changes in the laws of the United States and/or the Cayman Islands could result in the inability of the Inflation Protected Bond Portfolio and/or the Subsidiary to operate as described in the Inflation Protected Bond Portfolio's prospectus and this SAI and could adversely affect the Inflation Protected Bond Portfolio. For example, the Cayman Islands does not currently impose any income, corporate or capital gains tax, estate duty, inheritance tax, gift tax or withholding tax on the Subsidiary. If Cayman Islands law changes such that the Subsidiary must pay Cayman Islands taxes, Inflation Protected Bond Portfolio shareholders would likely suffer decreased investment returns.

The Inflation Protected Bond Portfolio, as a "regulated investment company" under the tax rules, is required to realize at least 90 percent of its annual gross income from investment-related sources, specifically from dividends, interest, proceeds from securities lending, gains from the sales of stocks, securities and foreign currencies, other income (including, but not limited to, gains from options, futures or forward contracts) derived with respect to its business of investing in such stock, securities or currencies, or certain types of publicly traded partnerships (referred to as qualifying income). Direct investments by a regulated investment company in commodity-related instruments generally do not, under published IRS rulings, produce qualifying income. However, in a series of private letter rulings, the IRS has indicated that income derived by a regulated investment company from a wholly-owned subsidiary invested in commodity and financial futures and option contracts, forward contracts, swaps on commodities or commodities indexes, commodity-linked notes, other commodity-linked investments and fixed income securities serving as collateral for the contracts would constitute qualifying income. The IRS has indicated that the granting of additional private letter rulings is currently suspended, pending further internal discussion. As a result of the moratorium, the Fund does not expect to request at this time such a private letter ruling. There is a risk that the IRS could assert that the annual net profit realized by the Subsidiary and imputed for income tax purposes to the Inflation Protected Bond Portfolio will not be considered "qualifying income" for purposes of the Inflation Protected Bond Portfolio remaining qualified as a regulated investment company for U.S. federal income tax purposes.

The Subsidiary will not be subject to Federal income tax. It will, however, be considered a controlled foreign corporation, and the Inflation Protected Bond Portfolio will be required to include as income annually amounts earned by the Subsidiary during that year. Furthermore, the Inflation Protected Bond Portfolio will distribute net investment income, if any, and net realized capital gain, if any, at least annually, on such Subsidiary income, whether or not the Subsidiary makes a distribution to the Inflation Protected Bond Portfolio during the taxable year.

The section entitled "II. Investment Restrictions" was amended to add the following:

The Subsidiary will follow the Inflation Protected Bond
Portfolio's fundamental and non-fundamental investment restrictions, described above, with respect to its investments.

The section entitled "IV. Management and Advisory Arrangements" was amended to add the following:

Organization and Management of Wholly-Owned Subsidiary
The Inflation Protected Bond Portfolio intends to gain exposure to commodity markets by investing up to 25% of its total assets in the Subsidiary. The Subsidiary invests primarily in commodity-related instruments.

The Subsidiary is a company organized under the laws of the Cayman Islands, whose registered office is located at the offices of Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman KYI-1104, Cayman Islands. The Subsidiary's affairs are overseen by a board of directors, which is comprised of John M. Perlowski and Neal J. Andrews.

The Manager provides investment management and administrative services to the Subsidiary. The Manager does not receive separate compensation from the Subsidiary for providing it with investment advisory or administrative services. However, the Inflation Protected Bond Portfolio pays the Manager based on the Inflation Protected Bond Portfolio's assets, including the assets invested in the Subsidiary. The Subsidiary entered into contracts for the provision of advisory, custody, and audit services with the same service providers that provide those services to the Inflation Protected Bond Portfolio.

The Subsidiary is managed pursuant to compliance policies and procedures that are the same, in all material respects, as the policies and procedures adopted by the Trust. As a result, the Manager, in managing the Subsidiary's portfolio, is subject to the same investment policies and restrictions that apply to the management of the Trust, and, in particular, to the requirements relating to portfolio leverage, liquidity, brokerage, and the timing and method of the valuation of the Subsidiary's portfolio investments and shares of the Subsidiary. These policies and restrictions are described elsewhere in detail in this SAI. The Trust's Chief Compliance Officer oversees implementation of the Subsidiary's policies and procedures, and makes periodic reports to the Trust's Board regarding the Subsidiary's compliance with its policies and procedures. The Inflation Protected Bond Portfolio and the Subsidiary test for compliance with certain investment restrictions on a consolidated basis, except that with respect to its investments in certain securities that may involve leverage, the Subsidiary complies with asset segregation requirements to the same extent as the Inflation Protected Bond Portfolio.

The section entitled "VI. Computation of Offering Price Per
Share" was amended to add the following:

The Subsidiary is subject to the same valuation policies as the Inflation Protected Bond Portfolio as described in "Pricing of Shares" in Part II of this SAI. The Inflation Protected Bond Portfolio's investment in the Subsidiary is valued based on the value of the Subsidiary's portfolio investments. The Subsidiary prices its portfolio investments pursuant to the same pricing and valuation methodologies and procedures used by the Inflation Protected Bond Portfolio, which require, among other things, that each of the Subsidiary's portfolio investments be marked-to-market (that is, the value on the Subsidiary's books changes) each business day to reflect changes in the market value of the investment.

The section entitled "VII. Portfolio Transactions and Brokerage" was amended to add the following:

The Subsidiary follows the same brokerage practices as does the Inflation Protected Bond Portfolio.